                                                                   EXHIBIT 10.12


                              DATED JANUARY 1, 1999
                              ---------------------


                           (1) LCC INTERNATIONAL INC.


                                       AND


                                 (2) PETER ZAUGG





                            -----------------------
                                SERVICE AGREEMENT
                            -----------------------




                                     WARNER
                                    CRANSTON
                                   SOLICITORS


                                 Pickfords Wharf
                                  Clink Street
                                     London
                                     SE1 9DG


                               Tel: 0171 403 2900
                               Fax: 0171 403 4221

                                      INDEX


1.      DEFINITIONS AND INTERPRETATION.......................................................1

2.      APPOINTMENT..........................................................................3

3.      TERM.................................................................................3

4.      OBLIGATION TO PROVIDE WORK...........................................................3

5.      HOURS OF WORK........................................................................4

6.      POWERS AND DUTIES....................................................................5

7.      PLACE OF WORK AND TRAVEL.............................................................5

8.      SALARY AND EXPENSES..................................................................5

9.      EXPENSES.............................................................................8

10.     BENEFITS.............................................................................9

11.     HOLIDAYS.............................................................................9

12.     INCAPACITY...........................................................................9

13.     CONFIDENTIALITY.....................................................................10

14.     DATA PROCESSING.....................................................................12

15.     RESTRICTIONS DURING EMPLOYMENT......................................................13

16.     RESTRICTIONS AFTER EMPLOYMENT.......................................................13

17.     TERMINATION.........................................................................16

18.     RETURN OF COMPANY PROPERTY..........................................................17

19.     INVENTIONS AND IMPROVEMENTS.........................................................17

20.     GRIEVANCE AND DISCIPLINARY PROCEDURE................................................18

21.     RECONSTRUCTION OR AMALGAMATION......................................................19

22.     GENERAL.............................................................................19

23.     NOTICES.............................................................................19

24.     OTHER AGREEMENTS....................................................................20

25.     GOVERNING LAW.......................................................................20

THIS SERVICE AGREEMENT is effective from 1st day of January 1999

PARTIES:

(1) LCC UNITED KINGDOM, LIMITED a company registered in England under number 3072423 whose registered office is at 43 Crawford Street, London (the "Company"); and

(2)     PETER ZAUGG of Moscher 24, 8126 Zumiokn (the "Executive").

IT IS AGREED as follows:


1.      DEFINITIONS AND INTERPRETATION

        In this Agreement:

        1.1    unless the context otherwise requires:

               the "Act"                  means the Employment Rights Act
                                          1996;

               "Associated Company"       means a company which is from
                                          time to time a subsidiary or a holding
                                          company of the Company or a subsidiary
                                          other than the Company of any such
                                          holding company where "subsidiary" and
                                          "holding company" have the meanings
                                          given to them by section 736 of the
                                          Companies Act 1985;

               the "Auditors"             means the auditors of the Company from
                                          time to time;

               the "Board"                means directors of the Company present
                                          at a meeting of them or of a committee
                                          of them duly convened constituted and
                                          held;

               "Competing Business"       means any business, person or entity
                                          that: (a) provides radio frequency
                                          engineering, fixed network
                                          engineering, system deployment
                                          (including site acquisition,
                                          construction management, program
                                          management or similar services),
                                          benchmarking, wireless network
                                          outsourcing, or similar services to
                                          the wireless telecommunications
                                          industry, or (b) is engaged in the
                                          business of owning, acquiring (by
                                          sale/leaseback or otherwise),
                                          constructing (on a build-to-suit
                                          basis), leasing or managing
                                          telecommunications towers or cell
                                          sites;

               "EMEA"                     means Europe, Middle-East and Africa;

               "Restricted Business"      means the part or parts of the
                                          Company's and/or relevant Associated
                                          Company's business in which the
                                          Executive was involved to a material
                                          extent during the last 12 months of
                                          his employment;

               "Restricted Client"        means any person, firm, company,
                                          business entity or other organisation
                                          which during the last 12 months of the
                                          Executive's employment was a client or
                                          customer of the Restricted Business
                                          and with which during such period the
                                          Executive had significant personal
                                          contact or dealings;

               "Restricted Employee"      means senior officer, employee, or
                                          consultant of the Company with whom,
                                          during the last 12 months of his
                                          employment, the Executive had
                                          significant contact or dealings in the
                                          course of his employment;

               "Restricted Supplier"      means any person, firm, company,
                                          business entity or other organisation
                                          which during the last 12 months of his
                                          employment was a supplier to the
                                          Restricted Business and with which
                                          during such period the Executive had
                                          significant personal contact or
                                          dealings;

               the "Regulations"          means the Working Time Regulations
                                          1998.

               1.2 References to any statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to time and any orders, regulations, instruments or other subordinate legislation made thereunder;

               1.3 unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender and words importing persons include bodies corporate and unincorporate; and (in each case) vice versa;

               1.4 references to clauses and other provisions are references to clauses and other provisions of this Agreement;

               1.5      the clause headings shall not affect interpretation.


2.      APPOINTMENT

        The Company hereby agrees to employ the Executive and the Executive agrees to serve the Company as Senior Vice President - EMEA. The Executive is expected to carry out such duties as may from time to time reasonably be allocated to him. The Company also reserves the right to amend the Executive's position to take into account the changing needs of the business and his role within it.


3.      TERM

               3.1 Subject always to clause 17, either party may terminate the employment by giving not less than 6 month's prior written notice to the other.

               3.2 For the purposes of the Act the date of commencement of the Executive's continuous employment shall be 1 January 1999.

               3.3 The Company reserves the right to terminate the employment forthwith and pay the Executive in lieu of notice rather than making the Executive serve any period of notice otherwise due under clause 3.1. In this event the Executive shall be paid in accordance with clause 17.2.


4.      OBLIGATION TO PROVIDE WORK

        4.1 The Company may at any time, including where either party gives notice to terminate this employment or otherwise purports to terminate it, or for the purposes of investigating any disciplinary matter, require the Executive not to attend for work and/or not to undertake all or any duties for such period as the Company may specify (the "Leave Period").

        4.2    During the Leave Period:

               4.2.1 the Company shall not be obliged to provide the Executive with any work to do, nor to vest in or assign to the Executive any powers or duties. The Company may however, at its absolute discretion, require the Executive to perform such duties and provide such assistance to the Company as it may specify;

               4.2.2 the Company may exclude the Executive from all or any part(s) of its place(s) of business from time to time and/or require the Executive to remain at home;

               4.2.3 the Executive shall remain an employee of the Company bound by the terms and conditions of this Agreement (other than his obligation to perform work for the Company unless specifically required by the Company to do so). In particular (but without limitation) the Executive shall, during the Leave Period, remain bound by his obligations of loyalty and good faith, of exclusivity of service and of confidentiality; and

               4.2.4 the Company shall continue to pay the Executive's salary and provide any other benefit to which the Executive is contractually entitled (provided that it may, in its absolute discretion, replace any such benefit with a cash equivalent sum).

        4.3    The Leave Period shall not, in any event, exceed 6 months.

        4.4 It is hereby agreed that the exercise by the Company of any of its rights under this clause shall not constitute a breach of this Agreement and nor shall the Executive have any claim against the Company in respect of any such action.


5.      HOURS OF WORK

        5.1    The Executive's normal hours of work shall be from 8.30 a.m. to
               5.00 p.m. Monday to Friday. The Executive shall also be required to work such additional hours outside these hours as may be necessary for the proper performance of his duties. This may include weekends or Bank or Public or statutory holidays. The Executive will not be entitled to any additional pay, or time off in lieu, for additional hours worked.

        5.2 In order properly to perform his duties, the Executive's working hours may exceed the working time limit of 48 hours per week, as provided by the Regulations. The Executive agrees to opt out of the weekly working time limit which shall therefore not apply to him. Provided always that the Executive is not covered by Regulation 20 of the Regulations the Executive may opt back into the application of the weekly working time limit on giving the Company 3 months' prior notice in writing.


6.      POWERS AND DUTIES

        During the continuance of his employment hereunder the Executive shall:

        6.1 unless prevented by ill health or other unavoidable cause devote the whole of his time attention and abilities to carrying out his duties;

        6.2 exercise such powers and perform such duties in relation to the business of the Company which are compatible with his status and as may from time to time reasonably be vested in or assigned to him by the Company;

        6.3 comply with all reasonable directions from time to time given to him by the Company and with all rules and regulations from time to time laid down by the Company concerning its employees which are consistent with this Agreement;

        6.4 carry out his duties in a proper and efficient manner and use his best endeavors to promote and maintain the interests and reputation of the Company; and

        6.5 at all times promptly give to the Company (in writing if so requested) all such information and explanations as the Company may require in connection with his employment hereunder or with the business of the Company.


7.      PLACE OF WORK AND TRAVEL

        7.1 Prior to receipt of the appropriate work permits enabling the Executive to work in the United Kingdom, the Executive shall normally work in Zurich. Following receipt of the appropriate work permits the Executive shall normally work at the Head Office for EMEA in the United Kingdom. However, the Executive shall work at such location as the Company shall reasonably require from time to time.

        7.2 The Executive shall travel to such places (whether within or outside the United Kingdom) and in such manner and on such occasions as the Company may from time to time reasonably require.


8.      SALARY AND EXPENSES

        8.1 As remuneration for his services during his employment hereunder the Company shall pay to the Executive a salary at the rate of SFR300,000 (three hundred thousand Swiss Francs) per annum less applicable Tax, National Insurance and any other deductions which the Company may lawfully make. Such salary is payable in monthly installments in arrears (normally on or around the last day of each month) to a bank account designated by the Executive. Such bank account may be in the United Kingdom or Switzerland only.

        8.2 The Company shall be entitled at any time and from time to time to recover and retain all sums from time to time owed to the Company or any Associated Company by the Executive, howsoever arising. Such sum(s) may be recovered by:

               8.2.1 deducting it from any sum(s) from time to time payable to the Executive by the Company (including remuneration); and/or

               8.2.2 requiring the Executive to repay the relevant amount to the Company (or the balance remaining outstanding following such deduction(s) under 8.2.1 above) as the Company thinks fit whether immediately or on terms otherwise acceptable to the Company.

        8.3 In addition to the Executive's basic annual salary, the Company shall pay to the Executive:

               8.3.1 a sign on bonus of US$50,000 (the "Sign On Bonus") payable in three installments with US$25,000 by 31 May 1999, and US$12,500 due on each of 1 July 1999 and 1 October 1999 (the "Payment Dates") provided that the Executive is still in employment on the Payment Dates and has not given the Company nor received from the Company notice to terminate his employment; and

               8.3.2 an annual achievement bonus of approximately 50% of Executive's base salary based on the Company and/or Executive's achieving mutually acceptable annual performance targets (which the parties shall negotiate in good faith prior to the payment of such bonus), which shall be payable on or around 31 January of each year (for the prior year) commencing 31 January 2000 (the "Achievement Bonus") provided that the Executive is still in employment on the Achievement Bonus payment date and has not given to the Company notice to terminate his employment.

        8.4 The Achievement Bonus target for 1999 is US$100,000 ("Bonus Target") based on the targets outlined in Section 8.5 below.

        8.5 The Bonus Target is dependent on the Company meeting EMEA and LCC International objectives. 70% of the Bonus Target (i.e. US$70,000) is based on the Company achieving the EMEA objective described below ("EMEA Objective") and 30% of the Bonus Target (i.e. US$30,000) is based on the

        Company achieving the LCC International objective, from continuing operations, described below ("LCC International Objective").

        8.5.1 The EMEA Objective and LCC International Objective are based the achievement of Revenue and EBIT targets:

               8.5.1.1 50% of EMEA Objective is dependant on achieving Revenue of US$32.7 million (adjusted down by US$300,000 per month for each month or part of a month up to 1 January 2000 in which the Company does not receive a tower maintenance contract from MTN in South Africa); and

               8.5.1.2 50% of EMEA Objective is dependant on achieving EBIT target of US$4.045 million (adjusted down to US$3.685 million if the Company does not receive a tower maintenance contract from MTN in South Africa) ("EMEA Objective EBIT Target");

               8.5.1.3 50% of LCC International Objective is dependant on achieving Revenue of $90 Million (exclusive of any revenue attributable to contracts with XM Satellite Radio); and

               8.5.1.4 50% of LCC International Objective is dependant an EBIT target of US$9 million.

        8.5.2 If the EMEA Objective is achieved bonus will be paid in accordance with clause 8.5.4.

               If the LCC Objective is achieved bonus will be paid in accordance with clause 8.5.4. The Executive and the Chief Executive officer of LCC International may review the LCC International Objective from time to time and make appropriate mutually acceptable adjustments.

               (EMEA Objective and LCC Objective together called the "Objectives")

        8.5.3 For the Objectives in clause 8.5.2 to be achieved both the EBIT and Revenue Targets for each Objective (subject to clause 8.5.4) must be met.

        8.5.4  The Bonus Target is paid as follows:

                                      EMEA OBJECTIVE          LCC OBJECTIVE

               Target met          70% Target Bonus paid  30% Target Bonus paid
               95%-100%

               Target met          35% Target Bonus paid  15% Target Bonus paid
               Less than 95%
               Target met          No Target Bonus paid   No Target Bonus paid

        8.5.5 If EMEA EBIT exceeds 100% of EMEA Objective EBIT Target the Executive will receive 10% of the amount by which EBIT exceeds EMEA Objective EBIT Target.

        8.5.6 The Objectives include only services (engineering, programme management, outsourcing). The financial calculations do not include any deals to acquire, construct or manage telecommunications towers or sites.

        8.5.7  In this clause:-

               Revenue means turnover as shown in the audited accounts of the Company.

               EBIT means earnings before interest and tax as shown in the audited accounts of the Company.

               LCC International means LCC International, Inc.


9.      EXPENSES

        Provided that the Executive fully complies with the Company's expenses reporting procedure which may from time to time be notified to the Executive, the Company shall pay or reimburse to the Executive (subject to production of such vouchers and/or other evidence as it may require) all proper and reasonable expenses wholly, exclusively and necessarily incurred by him in connection within his duties hereunder up to the limit of a maximum budget determined from time to time by the Company. In addition, the Company will pay Executive a monthly car allowance of SFR2,250.


10.     BENEFITS

        The Executive may be entitled to such benefits as are offered by the Company from time to time.


11.     HOLIDAYS

        11.1 The Executive shall be entitled in every complete calendar year of employment here under (and pro rata where his employment is less than a complete calendar year) to 25 working days paid holiday per year, plus any Public or Bank holidays. This holiday entitlement is also inclusive of the Executive's statutory holiday entitlement under the Regulations which shall be deemed to be taken first.

        11.2 The Company may, on termination of this employment, make a payment in lieu of outstanding holiday entitlement (in respect of the holiday year in which termination takes place). Equally, the Executive may be required to repay to the Company for holiday taken in excess of his actual entitlement for such year. For the purposes of this clause the basis of calculation shall be 1/261 of basic annual salary for each such day's holiday entitlement. Any such payment made by the Company is made net of tax and national insurance contributions.

        11.3 No payment in lieu of untaken holiday entitlement is made where the employment is terminated by reason of gross misconduct.


12.     INCAPACITY

        12.1 The Executive shall give all assistance reasonably required by the Company to enable it to reclaim any statutory sick pay entitlement paid to the Executive, in default of which the Company shall be entitled to recover from the Executive or to deduct from any subsequent remuneration payable to the Executive any amount which the Company has been unable to reclaim in consequence.

        12.2 This clause shall not in any way affect the right of the Company to terminate this Agreement in the event of the Executive being prevented from performing his duties for the periods provided in clause 17.

        12.3 The Company may at its expense and at any time during the Executive's appointment require the Executive to submit to a medical examination by a doctor nominated by the Company.

13.     CONFIDENTIALITY

        13.1 The Executive is aware that during this employment he will have access to, contact with, and be entrusted with trade secrets and secret and other confidential information of the Company ("Confidential Information"). In this Agreement the term "Confidential Information" shall include but shall not be limited to any trade secret or confidential or secret information concerning the business financing and organisation of the Company and their operations, processes, dealings, affairs, know how, customers, clients, suppliers, prospects, plans, research and development, trade secrets, financial projects and projections, technical information, target details and accounts, fee levels, pricing, policies, commissions and commission charges, budgets, forecasts, reports, interpretations, records, corporate and business plans, planned products and services, marketing and advertising plans requirements and materials, marketing surveys and research reports, market share and pricing statistics, computer software and passwords, prospective business, business methods, systems, transactions, accounts, trading or any information relating to customer requirements, service lists, structures, plans, designs, formulae, product lines together with any material marked confidential, any information which the Executive is told is confidential or ought reasonably to expect to be confidential, and any information given in confidence to the Company.

        13.2 In addition to, and without prejudice to his obligations under common law to keep confidential information secret, the Executive hereby agrees that he shall not, except as authorised or required in the proper performance of his duties hereunder, or ordered by a court of law, in any way, whether directly or indirectly, reveal to any person, firm, company, business entity or other organisation whatsoever, or use for his own purposes or for any purpose other than that of the Company, and shall use his best endeavours to prevent the improper use or disclosure of any Confidential Information (and shall report to the Company the improper use or disclosure of any Confidential Information).

        13.3 The restrictions in this clause shall apply during this employment and shall continue after its termination without limit in point of time, but shall cease to apply to Confidential Information which comes to the public domain otherwise than through an unauthorised use or disclosure by the Executive or a third party.

        13.4 The Executive shall not make or communicate any statement (whether written or oral) to any representative of the press or other media whatsoever, and shall not write for publication on any matter connected with or relating to the business of the Company, and/or this employment and/or its termination, except with the specific prior consent in writing of the Board.

        13.5 Nothing in this clause shall be construed as preventing the Executive from making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998.

        13.6 All notes, memoranda or other media by which such information may be recorded or stored (together with all copies thereof) of any Confidential Information together with all intellectual property rights which may subsist therein shall be and remain at all times the absolute property of the Company and shall be surrendered by the Executive to the Company (or as it shall direct) immediately on the termination of this employment and immediately on request by the Board whenever such request may be made.

        13.7   Examples of "confidential information" to expand this clause:

               13.7.1   details of customers and active prospects;

               13.7.2 details of their particular requirements and prices offered;

               13.7.3 current/proposed suppliers, product and prices of supply and supply capabilities;

               13.7.4 methods of manufacture, production processes and production controls (including quality controls);

               13.7.5 costings, profit margins, discount rebates, financial information;

               13.7.6   current activities and current/future plans;

               13.7.7   development of new product;

               13.7.8   production or design secrets.

        13.8 The Executive recognises that, in the proper performance of his duties hereunder he will have access to, come into contact with, and be entrusted with, Confidential Information including personal knowledge of, valuable personal contact with, and influence over, the clients, suppliers and employees of the Company. The Executive therefore agrees to the restrictions in clauses 15 and 16 and acknowledges that they are reasonable and necessary to protect the legitimate business interests of the Company, both during and after the termination of this employment.

        13.9 The Executive acknowledges that prior to entering into this Agreement he took full and independent legal advice, on the nature, extent and enforceability of his obligations under this Agreement, and confirms, in particular, that he fully understands the nature and extent of his obligations under this clause 13 and that he was advised that the covenants contained in clauses 15 and 16 are valid and enforceable against him. The Executive further acknowledges, that his remuneration hereunder has been agreed on the basis that such covenants are binding and enforceable against him.


14.     DATA PROCESSING

        14.1 The Executive acknowledges and accepts that information relating to him ("personal data") may be "processed" by the Company as required in order properly to fulfil the Company's obligations to the Executive under this Agreement and/or for reasons relating to or which may become related to the Executive's employment with the Company. Such processing will principally be for personnel, administrative, pay roll and other corporate purposes.

        14.2 The term "personal data" shall include information of a sensitive personal nature including information concerning:

               14.2.1   the Executive's racial or ethnic origin;

               14.2.2 the Executive's religious beliefs or other beliefs of a similar nature;

               14.2.3 any commission or alleged commission by the Executive of any offence; or

               14.2.4 any proceedings for any offence committed or alleged to have been committed by the Executive, the disposal of such proceedings or the sentence of any court in such proceedings.

        14.3 The term "processing" includes the obtaining, recording or holding of personal data or carrying out any operation(s) on the personal data, including, inter alia, organising, altering, retrieving, consulting, using, disclosing or destroying the personal data.

        14.4 The Executive agrees that the Company may transfer personal data outside the European Economic Area.

        14.5 The Company (the data controller) will determine the purposes for which and the way in which personal data will be processed.

15.     RESTRICTIONS DURING EMPLOYMENT

        Without prejudice to the provisions of clause 6 and except with the prior written consent of the Board, the Executive shall not during his employment hereunder whether directly or indirectly or whether solely or jointly with or as agent, director, partner, manager, employee, consultant, shareholder or independent contractor of or in any other capacity engage in, carry on or be interested in any other business. Provided that nothing in this clause shall preclude the Executive from being the holder or beneficial owner of any securities in any other company which are listed or dealt in on any recognised stock exchange by way of bona fide investment only and where the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than a total of 5 per cent of any single class of the securities in that company.


16.     RESTRICTIONS AFTER EMPLOYMENT

        16.1   The Executive shall not:

               16.1.1 for a period of 12 months after termination of his employment, (less the Leave Period) in competition with the Company, directly or indirectly, and whether on his own behalf or for any other person, firm, company, business entity or other organisation solicit or induce (or attempt or assist in so doing) any Restricted Employee to leave the Company and join, or provide services for, a Competing Business;

               16.1.2 for a period of 12 months after termination of his employment, (less the Leave Period) in competition with the Company, directly or indirectly and whether on his own behalf or for any other person, firm, company, business entity or other organisation, solicit or induce (or attempt or assist in so doing) away from the Company to a Competing Business, the custom or business of any Restricted Client for the purpose of providing to the Restricted Client services which are the same as, or of a materially similar kind to, those services formerly supplied to the Restricted Client by the Restricted Business in the last 12 months of his employment;

               16.1.3 for a period of 12 months after termination of his employment, (less the Leave Period) in competition with the Company, directly or indirectly and whether on his own behalf or for any other person, firm, company, business entity or other organisation entice, solicit or induce (or attempt or assist in so doing) away from the Company to a Competing Business the supply of materials from any Restricted Suppliers for the purpose of gaining the supply of materials from such supplier which are the same as, or of a materially similar kind to those supplied by the supplier to the Restricted Business in the last 12 months of his employment.

        16.2   If the:

               16.2.1 Executive's employment is terminated by the Company for misconduct or any reason falling within clause 17.1 the Executive will be subject to the Non-Competition Restriction as defined below for a period of 6 months after the termination of his employment. The Executive shall be bound by the Non-Competition Restriction for an additional period of a further 6 months (less any Leave Period) PROVIDED ALWAYS that the Company pays to the Executive during the additional period an amount each month that is equivalent to his monthly salary. For the avoidance of doubt the Company shall make no payment of any salary during the initial 6 month period;

               16.2.2 Executive gives full and proper notice of termination of his employment in accordance with clause 3.1 of this Agreement the Executive will be subject to the Non-Competition Restriction as defined below for a period of 6 months after the termination of his employment PROVIDED ALWAYS that the Company pays to the Executive during this 6 month period an amount each month that is equivalent to his monthly salary;

               16.2.3 Executive fails to give proper notice of termination in accordance with clause 3.1 of this Agreement (which, for the avoidance of doubt will amount to a breach of this Agreement) by giving shorter or no notice, the Executive will be subject to the Non-Competition Restriction as defined below for the period by which the notice given by the Executive is shorter than the notice required to be given under clause 3.1, or where no notice is given, for the period of 6 months. For the avoidance of doubt the Company shall make no payment of any salary during any such period. The Executive shall be bound by the Non-Competition Restriction for an additional period of a further six months (less any Leave Period) PROVIDED ALWAYS that the Company pays to the Executive during the additional period an amount each month that is equivalent to his monthly salary;

               16.2.4 Executive's employment is terminated by the Company for a reason not set out in Clause 16.2.1 the Executive will be subject to the Non-Competition Restriction as defined below for a period of 12 months (less any Leave Period) after the termination of his employment PROVIDED ALWAYS that the Company pays to the Executive an amount each month that is equivalent to his monthly salary.

                        "Non-Competition Restriction" means: the Executive shall not after termination of his employment, whether on his own behalf, or for any other person, firm, company, business entity or other organisation, be directly or indirectly employed or engaged in or perform services in respect of or be concerned with or interested in or accept a directorship of or hold any other office within any Competing Business in those geographical areas in which he was so involved, on behalf of the Company during the final 12 months of his employment.

        16.3 The Executive covenants that, in respect of any Associated Company in the business and/or affairs of which he shall at any time during the period of 12 months immediately preceding the termination of this employment, have been involved to a material extent (a "Relevant Associated Company"), he will perform and observe the several covenants set out above and that each such covenant shall be construed and enforced as a separate covenant in respect of each Relevant Associated Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Relevant Associated Company. For the purposes of giving effect to this sub-clause references to the Company in this clause and in the definitions of Prohibited Business(es), Restricted Area, Restricted Person, and Restricted Client shall be deemed to refer to the relevant businesses, geographical area(s), personnel and clients and prospective clients of any Relevant Associated Company.

        16.4 Nothing in this clause shall preclude the Executive from holding by way of bona fide investment only, not more than 5% of any class of issued shares or other securities which are listed or dealt in on any recognised investment exchange.

        16.5 Each of the restrictions set out in this clause constitutes an entirely separate, severable and independent restriction on the Executive.

        16.6 While the restrictions contained in this clause are considered by the Executive and the Company to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or a Relevant Associated Company but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or the scope and/or geographical area dealt with reduced the said restrictions shall apply with such modifications as may be necessary to make them valid and enforceable and any such modification shall not thereby affect the validity of any other restriction contained in this Agreement.


17.     TERMINATION

        17.1 Notwithstanding any other provision of this Agreement, the Company (without prejudice to its other rights and remedies) may terminate this Agreement forthwith by written notice to the Executive if he shall:

               17.1.1 commit any serious or persistent breach of any of his obligations under this Agreement or fail to remedy any such breach capable of remedy within 30 days of receiving notice in writing requiring him so to do or shall neglect or fail (otherwise than by reason of accident or ill health) or refuse to carry out the duties reasonably required of him hereunder or to comply with any lawful and reasonable orders or directions given to him by the Board (or such officer of LCC International, Inc. as the Board shall designate) consistent with the terms of this Agreement;

               17.1.2 be guilty of any fraud, dishonesty, serious breach of duty or serious misconduct or any other conduct calculated or likely to affect prejudicially the interests or reputation of the Company;

               17.1.3 be convicted of any criminal offence involving dishonesty;

               17.1.4 become bankrupt or make any arrangement or composition with his creditors;

               17.1.5 be or become of unsound mind or be or become a patient for any purpose of any enactment relating to mental health;

               17.1.6 by reason of illness, accident or for any other cause become or be unable properly to perform in whole or in part his duties hereunder for an unbroken period of 26 consecutive weeks;

               17.1.7 fail to perform the material duties of his position having been given notice of such failure to perform and not having remedied such failure to perform within any period specified in such notice.

        17.2   In the event that the Executive is not given notice under clause
               3.1 and instead the Company exercises its right to pay the Executive in lieu of notice under clause 3.3 the Executive will receive his salary in monthly instalments (normally on or around the last day of each month) until the date, if any, on which the Executive secures alternative employment or enters into an arrangement under which he will act as a consultant to a person, firm, company, business entity or other organisation.


18.     RETURN OF COMPANY PROPERTY

        18.1 The Executive shall promptly whenever requested by the Company and in any event immediately upon the termination of his employment deliver to the Company (or as it may direct) all motor cars, credit cards, keys and passes, equipment, lists of clients and customers, address lists, address books, computers, computer discs, software, computer hardware, correspondence, documents, books, papers, files, records and reports and other property or material (irrespective of the medium in which such information may be recorded or stored) belonging to or relating to the business of the Company or to its customers or clients which may have come into his possession, custody or control in the course of or in consequence of this employment and the Executive shall not be entitled to and shall not retain any copies or summaries thereof or extracts therefrom. The Executive shall delete all such information, together with all Confidential Information stored on equipment belonging to him, or on equipment belonging to the Company which the Company shall specifically notify to him in writing that he is not required to return under the terms of this clause. The Executive will on request, sign an undertaking of compliance with his obligations pursuant to this clause.


19.     INVENTIONS AND IMPROVEMENTS

        19.1 The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and to any Associated Companies, he has a special obligation to further the interests of the Company and Associated Companies. In particular, his duties may include reviewing the products and services of the Company and any Associated Companies with a view to improving them with new and/or original ideas, designs, works and inventions and implementing such improvements.

        19.2 The Executive agrees that he shall promptly disclose to the Company any idea, design, work or invention which is relevant to or capable of use in the business of the Company or any Associated Companies made by him in the course of his employment, whether or not in the course of his duties. All ideas, designs, works and inventions of any nature whatsoever in connection with the business of the Company or of any Associated Companies, which are made by the Executive or in which he has played a part in making during the course of his employment shall be the exclusive property of the Company. The Executive acknowledges that the benefits of all patents, copyrights and other intellectual property rights (if any) in respect of such ideas, designs, works or inventions, which arise anywhere in the world or in any part or parts of the world, shall also be the exclusive property of the Company.

        19.3 The Executive will at the request of and at the expense of the Company, do and execute all such things and documents as may be necessary to give the Company the full benefit of such ideas, designs, works and inventions. By signing this Agreement, the Executive waives any rights which he may have in any such ideas, designs, works or inventions which are or have been conferred upon him by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 headed "Moral Rights".

        19.4 The Executive hereby irrevocably and by way of security appoints the Company and each Associated Company now or in the future existing to be his attorney and in his name and on his behalf to sign, execute and do all acts, things and documents which he is obliged sign, execute and do under the provisions of this Agreement and the Executive hereby agrees forthwith on the request of the Board to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.


20.     GRIEVANCE AND DISCIPLINARY PROCEDURE

        20.1 If the Executive wishes to seek redress of any grievance relating to this employment (other than one relating to a disciplinary decision) he should refer such grievance to his line manager (presently, Don Rose) for resolution. If the grievance is not resolved by discussion with his line manager it will be referred to the Board (excluding Executive) for resolution. The Executive accepts that the Board's decision shall be final and binding upon him.

        20.2 The Company's disciplinary procedures from time to time in force shall apply to the Executive.


21.     RECONSTRUCTION OR AMALGAMATION

        If this employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination of his employment under this Agreement.


22.     GENERAL

        22.1 No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

        22.2 There are no collective agreements which directly affect the terms and conditions of the Executive's employment. The information required to be given to the Executive under the Act is set out in this Agreement.


23.     NOTICES

        23.1 Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and be delivered to the relevant party personally or sent by first class prepaid letter to the address of that party specified in this Agreement or to that party's telex or facsimile number thereat or at such other address or telex or facsimile number as may be notified from time to time for this purpose by that party. Service at the last notified address or telex or facsimile number shall be effective for the purposes of this Agreement notwithstanding the fact that either party may subsequently have changed its address or telex or facsimile number without having notified the other party under the provisions of this clause.

        23.2 Unless the contrary shall be proved each such notice or communication shall be deemed to have been received, if by letter, 72 hours after posting and, if by personal delivery or telex, when, respectively delivered or transmitted. A notice by facsimile shall be deemed received on receipt by the sender of the correct answer back message.


24.     OTHER AGREEMENTS

        This Agreement contains the entire understanding between the parties and supersedes and replaces all previous contracts of service or other employment arrangements (whether written or oral) between the Executive and the Company which, as from the commencement of this Agreement, shall have no further effect and shall be deemed terminated by mutual consent. The Executive acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation not expressly set out in this Agreement.


25.     GOVERNING LAW

        This Agreement shall be governed by and construed in all respects in accordance with English law and the parties hereto agree to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect of this Agreement.

IN WITNESS whereof this Agreement has been executed and delivered as a Deed by or on behalf of the parties hereto the day and year first above written.

EXECUTED as a deed by                       )
LCC UNITED KINGDOM LIMITED                  )
and signed by two duly                      )
authorized officers on its behalf:          )
                                                   [sig]
                                                  Director

                                            Director/Secretary


SIGNED as a deed by                         )
PETER ZAUGG                                 )       [sig]
in the presence of:                         )

Signature of Witness:                       /s/ JAN M. FONGEN

Name of Witness                             JAN M. FONGEN

Address of Witness:                         20 HAREWOOD AVE., LONDON, UK

Occupation of Witness:                      REGIONAL DIRECTOR